Exhibit (j)









                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information constituting the Post Effective Amendment No. 35 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Money Market Trust (formerly Scudder Fund, Inc.) comprised of Scudder Money Market Series, of our report dated July 21, 2000 on the financial statements and financial highlights appearing in the May 31, 2000 Annual Report to the Shareholders of Scudder Money Market Series, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectuses and "Administrative Fee" and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 11, 2000